Exhibit 4.5

Schedule of Warrants

Date Issued	Name of Warrant Holder	Number of Shares*	Type of Shares	Exercise Price*	Expiration Date
6/27/2011	Oxford Finance LLC	1,079	Common Stock	$83.40	12/22/2017
6/27/2011	Oxford Finance LLC	999	Common Stock	$135.00	12/22/2017
6/27/2011	Oxford Finance LLC	888	Common Stock	$135.00	12/22/2017
12/16/2011	Oxford Finance LLC	660	Common Stock	$68.40	12/22/2017
12/16/2011	Oxford Finance LLC	3,077	Common Stock	$68.40	12/22/2017

*  Number of Shares and Exercise Price numbers are adjusted to reflect a 1-for-6 reverse stock split effected on October 3, 2013 and a 1-for-10 reverse stock split effected on July 16, 2014.